Exhibit 3.53

CERTIFICATE OF FORMATION

OF

ORBITZ AWAY LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:  The name of the limited liability company is ORBITZ AWAY LLC (the “Company”).

SECOND:  The address of its registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The Company shall have perpetual existence.

Dated this 29th day of October, 2004

By:	/s/ Mia DiBella
Name: Mia DiBella
Title: Authorized Person

Certificate of Amendment to Certificate of Formation

of

ORBITZ AWAY LLC

It is hereby certified that:

1.             The name of the limited liability company (hereinafter called the “limited liability company”) is:

ORBITZ AWAY LLC

2.             The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

Executed on April 25, 2005

/s/ Lynn Feldman
Name: Lynn Feldman
Title: Authorized Person